Filed Pursuant to Rule 433

Registration Statement No. 333-266389 and 333-266389-01

Pricing Term Sheet

PIEDMONT OPERATING PARTNERSHIP, LP, AS ISSUER

PIEDMONT OFFICE REALTY TRUST, INC., AS GUARANTOR

Pricing Term Sheet

$200,000,000 9.250% Senior Notes due July 20, 2028 (the “additional notes”)

Issuer:	Piedmont Operating Partnership, LP

Guarantor:	Piedmont Office Realty Trust, Inc.

Security Type:	Senior Unsecured Notes

Aggregate Principal Amount:	$200,000,000 (the additional notes will be part of the same series of notes as the $400,000,000 aggregate principal amount of 9.250% Senior Notes due 2028 issued by the Issuer on July 20, 2023 (together with the additional notes, the “notes”), and the outstanding principal amount of notes will be $600,000,000)

Maturity:	July 20, 2028

Coupon:	9.250%

Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustment based on certain rating events as described under the caption “Description of notes—Interest—Interest rate adjustment of the notes based on certain rating events” in the Preliminary Prospectus Supplement dated December 5, 2023.

Public Offering Price:	101.828% of the principal amount thereof plus Aggregate Accrued Interest

Aggregate Accrued Interest:	$7,245,833.33 of accrued interest from July 20, 2023 up to, but not including, the date of delivery of the additional notes.

Reoffer Yield-to-Worst:	8.75%

Spread to Benchmark Treasury:	T+ 460.5 bps

Benchmark Treasury:	4.375% due November 30, 2028

Benchmark Treasury Price and Yield:	101-003⁄4 / 4.145%

Expected Ratings (Moody’s/S&P)*:	Baa3 (negative) / BBB- (negative)

Interest Payment Dates:	January 20 and July 20 commencing January 20, 2024

Optional redemption:

Make-Whole Call:	Prior to June 20, 2028, based on the Treasury Rate (as defined in the preliminary prospectus supplement) plus 50 basis points

Par Call:	On or after June 20, 2028 (one month prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date

Trade date:	December 5, 2023

Settlement date:	We expect that delivery of the additional notes will be made to investors on or about December 11, 2023, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the additional notes prior to the second business day preceding the closing date of this offering will be required, by virtue of the fact that the additional notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the additional notes who wish to trade the additional notes prior to the second business day preceding the closing date of this offering should consult their advisors.

CUSIP:	720198AG5

ISIN:	US720198AG56

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc.

Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751 or BofA Securities, Inc. at 1-800-294-1322.

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